MONOCACY BANCSHARES, INC. AND SUBSIDIARY            EXHIBIT 11.0


                      Information used in the computation
                         of net income per common share

                                                                     Six Months Ended                     Three Months Ended
                                                                          June 30,                              June 30,
                                                                          --------                              --------
                                                                1996                1995           1996              1995
                                                                ----                ----           ----              ----
Net income                                                   $970,199            $1,242,615       $501,973         $635,728
                                                             ========            ==========       ========         ========
Weighted average common shares outstanding                  1,458,870             1,317,858      1,459,724        1,319,286
                                                            =========             =========      =========        =========
Net income per common share                                      $.67                  $.94           $.35             $.48
                                                                 ====                  ====           ====             ====

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